MISTRAS GROUP, INC.
EXECUTIVE SEVERANCE PLAN

Introduction

Due to the competitive nature of the asset integrity business and the need for executive talent in the industry, executives of Mistras Group, Inc. (“Mistras”) and its subsidiaries (Mistras and its subsidiaries are collectively referred to as the “Company”) have been and will continue to be recruited by other companies. In order to attract and retain executive talent, the Compensation Committee {the "Committee”} of the Board of Directors of Mistras, in consultation with management, has implemented this severance plan (the “Plan”). This Plan is designed to provide its participants with some level of continued income and benefits upon the termination of their employment with the Company under certain circumstances.

Participants

Participants who receive the benefit of this Plan (“Participants”) are U.S. based full time employees of the Company who are executive vice presidents or above and who have been approved by the Board to be eligible for this Severance Plan. In addition, the CEO with the concurrence of the Compensation Committee may designate specific senior vice presidents to be Participants of this Plan. Every year, the CEO must provide the Compensation Committee with a list of who are Participants and any changes to the list during the past 12 months.

If any Participant is party to an individual agreement with the Company that provides for severance benefits in the event of termination of employment with the Company and does not reference this Plan, the individual will not be eligible to participate in the Plan until the termination or expiration of the agreement.

Circumstance for Severance

Severance benefits are payable to a Participant pursuant to this Plan in only the following circumstances:

Termination without Cause.

A Participant’s employment with the Company is terminated by the Company without Cause, with “Cause” meaning (i) the Participant’s commission of acts involving fraud, dishonesty, unauthorized disclosure of Confidential Information, the commission of a felony or other crime involving moral turpitude, or a violation of material Company policies; (ii) direct acts constituting a breach of the Participant’s duty of loyalty to the Company; (iii) the Participant’s refusal or failure (other than by reason of serious physical or mental illness, injury, or medical condition) to perform the Participant’s job, duties and responsibilities, including, but not limited to, any duties or responsibilities reasonably assigned to the Participant by the Board or CEO, if such refusal or failure is not remedied within 30 days after the Participant receives written notice thereof from an executive officer or the Board, provided if the Participant commits the same failure or refusal, no notice or opportunity to remedy need be provided to Participant; (iv) material underperformance by Participant, as reflected in two written performance reviews not less than 1 month apart.

[Adopted October 23, 2023]

Termination for Good Reason.

The Participant’s employment with the Company is terminated by the Participant for “Good Reason,” with “Good Reason” being (i) a 20% reduction in the base salary or target incentive compensation opportunity as in effect immediately prior to the reduction (excluding, however, the impact of across-the-board salary reductions similarly affecting other senior executives of the Company); (ii) a Company-mandated relocation of Participant’s principal place of employment to a location that is more than 50 miles from Participant’s normal Company work location if the Participant periodically works in a Mistras work location.

The Plan does not apply to the termination of employment under any other circumstances or for any reason except as expressly enumerated above. This Plan does not apply to the termination of a Participant’s employment due to the Participant’s death or disability. Disability means the Participant cannot perform, with reasonable accommodations, the essential and customary functions and responsibilities of his or her position for 150 consecutive calendar days or 150 or more calendar days in any 365 consecutive calendar day period.

Conditions to Receive Severance

In order to receive any benefits under this Plan, a Participant must sign a release agreement as a condition for severance benefits. The release agreement will provide the Company, its affiliates, and all officers, directors, employees and other representatives of the Company and its affiliates with a full release of any claims the Participant may have against them. In addition, the release agreement will have confidential requirements, non-compete, non-solicitation and non-interference restrictions and non-disparagement requirements as determined by the Company during the period a Participant is receiving severance payments (the “Restricted Period”), an acknowledgement of the Company’s ownership of intellectual property, and a requirement to return all Company property.

In order for the release agreement to be binding and effective, the Participant must sign the release agreement and return it to the Company within 21 days after he or she receives it (or such longer period as may be required by law) and not have rescinded it within any applicable rescission period, which will generally be 7 days unless a longer period is required by law. The Company will endeavor to provide the Participant with the release agreement within 10 days after his or her termination of employment.

Benefits

1. Pay

No Change in Control

If a Participant’s employment is terminated by the Company without Cause or a Participant terminates employment for Good Reason in a situation not involving a Change in Control, as defined below, the following shall be the paid to the Participant:

a. 12 months base salary

b. pro rata portion of the annual cash bonus earned for the year, if any, in which Participant is terminated. The bonus amount shall be at the payout rate based upon Company performance at Participant’s target bonus opportunity.

c. The annual cash bonus for the most recently completed fiscal year shall be payable as if a Participant was still employed with the Company at time the bonuses are paid, should termination occur after the end of the fiscal year and before payment of the annual bonus.

Change in Control

If a Participant’s employment is terminated by the Company without Cause or a Participant terminates employment for Good Reason, in either case within 6 months before or one year after a Change in Control, as defined below, the following shall be the paid to the Participant:

a. 1.5 times the sum of Participant’s (A) annual base salary, plus (B) annual cash bonus at Participant’s target bonus opportunity.

b. The annual cash bonus for the most recently completed fiscal year shall be payable as if a Participant was still employed with the Company at time the bonuses are paid, should termination occur after the end of the fiscal year and before payment of the annual bonus.

For purposes of this Plan, a “Change in Control” shall have the meaning set forth in the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “LTIP”), as the LTIP may be amended, modified, or restated from time to time, and any successor plan. If the LTIP shall no longer be in effect and there is no successor plan, the definition of Change of Control in final version of the LTIP in effect shall be term as used in this Plan.

Timing of Payments. Severance payments under this Plan shall be paid pursuant to the Company’s normal payroll cycle in which the Participant was paid immediately prior to the termination of employment. Each payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code (or any successor provision). Payments will begin being paid as promptly as reasonably possible following the Participant’s return of the signed release agreement and the expiration of any relevant rescission period. If a Participant has the ability to enable payments hereunder to commence in the year employment is terminated or the following year, based upon the amount of time the Participant takes to return the signed release, payments will not commence until the year following termination of employment. If a Participant is entitled to payment pursuant to this Plan of deferred compensation subject to section 409A prior to six months after such Participant’s termination of employment, such payments will be deferred and paid in a lump sum after the end of such six-month period. Any such delay shall not affect the timing of other payments under this Plan.

Severance not Earnings. Amounts payable under this Plan will not be included as earnings under any other Company plan, such Mistras 401(k) Savings Plan contributions subject to matching.

2.Benefits

Medical Coverage. If a Participant, immediately before the termination of his or her employment, participates in a Company group health plan, and during the Restricted Period the Participant continues participating in such plan by electing continuation of healthcare benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will provide COBRA continuation coverage to the employee at the Company’s expense during the Restricted Period for amounts over the active employee contribution level amount, if and to the extent the Participant shall be entitled and has elected to receive COBRA continuation coverage. If Participant obtains employment during the Restricted Period and becomes eligible to participate in the successor employer’s health plans, the Company shall no longer provide any subsidy of COBRA benefits.

Base Salary. For purposes of benefits under this plan, base salary shall mean the highest annualized rate of base salary in effect for the Participant during the 12 month period preceding termination of employment.

Other Benefits. Benefits under all Company benefit plans and programs will terminate in accordance with the terms of those plans as they are normally applied to employees who resign or are terminated from their employment with the Company.

3.Equity Awards.

If a Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, not in connection with a Change in Control, then equity awards will be treated as follows:

During the Restricted Period (so long as the Participant is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions in his or her release agreement), all stock options, performance based RSUs which have been earned and other time-based equity awards awarded based upon performance will continue to vest. Any vested stock options shall expire 90 days after the end of the Restricted Period. Upon the expiration of the Restricted Period, all unvested awards shall terminate.

Any outstanding unearned performance-based awards will be earned and vested on a pro rata basis to the date of termination, on the condition that the Participant complies with the confidentiality requirements and the restrictive covenants in his or her release agreement during the Restricted Period. The amount of the payout shall be based upon actual performance for the respective performance cycle and payout will be made at the end of the performance cycle, provided that the Company may elect to make the payout in cash rather than equity, if the end of cycle payout is in equity.

If a Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason within 6 months before or one year after a Change in Control, all equity-based incentive awards granted to the Participant which were not paid out or fully vested in connection with the Change in Control shall become fully vested immediately, with the payout under any performance-based awards being equal to the target amount.

Administration
The Committee shall make, in its reasonable discretion, all determinations arising in the administration, or construction of the Plan. All such determinations shall be conclusive and binding on all persons, except as otherwise provided by law. This Plan is intended to constitute separation pay for purposes of Section 409A of the Internal Revenue Code and ERISA to the extent permissible and is otherwise intended to be a deferred compensation plan maintained primarily for a select group of management or highly compensated employees and to comply with section 409A of the Code, and shall be interpreted strictly in accordance with such foregoing intent. The Committee reserves the right to decide whether the circumstances justify the payment of benefits under this Plan in any particular case, and the decision of the Committee is final.

Claims Procedure

If a dispute arises between the Committee and a Participant or beneficiary over the amount of benefits payable under the Plan, the Participant or beneficiary may file a claim for benefits by notifying the Company’s General Counsel in writing of his or her claim, who will promptly notify the Chair of the Committee. The Committee will review and adjudicate the claim. If the claimant and the Committee are unable to reach a mutually satisfactory resolution of the dispute, it will be submitted to arbitration under the rules of the American Arbitration Association. Each Participant agrees by continuing in his or her position which makes the Participant eligible to be a Participant, that arbitration will be the sole means of resolving disputes arising under the Plan and waives, on behalf of the Participant and any of his or her beneficiaries, any right to litigate any such dispute in a court of law.

Amendment & Termination

The Plan may be amended or terminated by the Company at any time for any reason, with or without notice. The Company reserves the right, by action of the Committee o, or by any duly appointed successor committee or authorized delegate of the Board, to amend, modify, suspend or terminate this Plan and to disqualify employees from eligibility under the Plan at any time for any reason or for no reason with or without notice. Any such action is not contingent upon the financial condition of the Company.

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